
<ARTICLE> 5
<LEGEND>
Registrant is a limited partnership which invests in real estate, participating mortgage loans, and real estate joint ventures. In accordance with industry practice, its balance sheet is unclassified. For full information, refer to the accompanying unaudited financial statements.
</LEGEND>

<PERIOD-TYPE>                   6-MOS
<FISCAL-YEAR-END>                          DEC-31-1999
<PERIOD-END>                               JUN-30-1999
<CASH>                                       4,898,037
<SECURITIES>                                         0
<RECEIVABLES>                                  410,927
<ALLOWANCES>                                         0
<INVENTORY>                                          0
<CURRENT-ASSETS>                                     0
<PP&E>                                               0
<DEPRECIATION>                                       0
<TOTAL-ASSETS>                              36,877,992<F1>
<CURRENT-LIABILITIES>                                0
<BONDS>                                              0
<PREFERRED-MANDATORY>                                0
<PREFERRED>                                          0
<COMMON>                                             0
<OTHER-SE>                                  36,623,769<F2>
<TOTAL-LIABILITY-AND-EQUITY>                36,877,992<F3>
<SALES>                                              0
<TOTAL-REVENUES>                             2,002,648<F4>
<CGS>                                                0
<TOTAL-COSTS>                                        0
<OTHER-EXPENSES>                                79,049
<LOSS-PROVISION>                                     0
<INTEREST-EXPENSE>                                   0
<INCOME-PRETAX>                              1,923,599
<INCOME-TAX>                                         0
<INCOME-CONTINUING>                          1,923,599
<DISCONTINUED>                                       0
<EXTRAORDINARY>                                      0
<CHANGES>                                            0
<NET-INCOME>                                 1,923,599
<EPS-BASIC>                                     0.19<F5>
<EPS-DILUTED>                                        0

<F1>In additionto cash and receivables, total assets include net investments in real estate of $10,682,552 and an investment in unconsolidated partnership of $20,886,476.
<F2>Represents partners' capital.
<F3>Liabilities include accounts payable and other liabilities of $254,223.
<F4>Total revenue includes rent of $970,739, equity in earnings of unconsolidated partnership of $882,441 and interest on cash equivalents and other revenue of $149,468.
<F5>Represents net income per Unit of limited partnership interest.

